3: NEWS

NEWS RELEASE

Contact:                   Wendy S. Schmucker

                  Vice President, Secretary and Treasurer

                  724-537-9923

For Immediate Release

COMMERCIAL NATIONAL POSTS THIRD QUARTER EARNINGS

LATROBE, PA, October 30, 2003 - Commercial National Financial Corporation (NASDAQ:CNAF), parent company of Commercial Bank of Pennsylvania, Commercial National Insurance Services, Inc. and Highview Trust Company, has reported unaudited earnings for the nine-month period ending September 30, 2003. The company earned $3.117 million (or $.90 per average share outstanding) compared to $4.323 million (or $1.26 per average share outstanding) earned in the same period last year. Earnings for the third quarter of 2003 were $869,850 (or $.25 per average share outstanding) compared to $1.730 million (or $.50 per average share outstanding) for the same period in 2002. Earnings-per-share in 2003 are based on 3,445,324 average shares outstanding compared to 3,425,348 shares outstanding for the same nine-month period a year ago.

Earnings are down from last year due to a declining net interest margin and higher operating expenses. A gain of $469,782 on the sale of the bank’s Murrysville community office is reflected in the results for third quarter and first nine months of 2002. The increase in operating expenses is primarily due to the expenditures associated with the bank’s conversion to a state-charter, the bank’s spin-off of its trust division into a separate company subsidiary and increased expenses at the company’s wholly-owned insurance subsidiary, Commercial National Insurance Services, Inc., as a result of its acquisition of Gooder Insurance Agency in December 2002.

Louis T. Steiner, President and Chief Executive Officer commented, “On July 25, 2003 the Pennsylvania Department of Banking approved our application to convert the banking subsidiary to a Pennsylvania state-chartered bank. A state-chartered trust company subsidiary, Highview Trust Company, was also formed and began operations on October 1, 2003. These two events will enable us to provide a more concentrated focus on the financial service industry.”

Total assets of the company at September 30, 2003 were $364 million compared to $374 million at September 30, 2002.

In addition to Latrobe where it is headquartered, the company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, Norwin, Unity Township and West Newton, Pa. and also maintains a commercial business development sales force throughout its entire market area.  Commercial Bank also serves its customer base from an Internet banking site (www.cnbthebank.com) and an automated TouchTone Teller banking system. The company operates a trust company headquartered in Greensburg as well as an insurance-services agency based in Ligonier.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the company, and the company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September	September
	2003	2002
	(unaudited)	(unaudited)
ASSETS
Cash and due from banks on demand	$ 11,344,906	$ 10,203,906
Interest bearing deposits with banks	251,787	5,038,849
Federal funds sold	16,225,000	13,150,000
Securities available for sale	128,387,699	151,837,046

Loans	189,673,906	177,985,200
Allowance for loan losses	(2,674,279)	(3,014,945)
Net loans	186,999,627	174,970,255

Premises and equipment	4,690,304	4,591,108
Other assets	16,079,020	14,533,837
Total assets	$ 363,978,343	$ 374,325,001

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$ 52,208,984	$ 48,310,666
Interest bearing	205,156,190	216,357,768
Total deposits	257,365,174	264,668,434

Other liabilities	2,742,779	3,994,693
Long-term borrowings	55,000,000	55,000,000
Total liabilities	315,107,953	323,663,127

Shareholders' equity
Common stock, par value $2 per share; 10,000,000 shares authorized; issued 3,600,000 shares; outstanding 3,435,152 and 3,419,196 shares in 2003 and 2002, respectively	7,200,000	7,200,000
Retained earnings	42,161,221	41,489,951

Accumulated other comprehensive income, net of deferred taxes of $1,373,575 in September 2003 and $2,704,924 in September 2002

	2,666,351	5,250,735

Less treasury stock, at cost, 164,848 and 180,804 shares in 2003 and 2002
	(3,157,182)	(3,278,812)
Total shareholders' equity	48,870,390	50,661,874

Total liability and shareholders' equity	$ 363,978,343	$ 374,325,001

COMMERCIAL NATIONAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
	Three Months		Nine Months
	Ending September 30		Ending September 30
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME:
Interest and fees on loans	$ 2,894,505	$ 3,347,171	$ 8,635,083	$ 10,477,596
Interest and dividends on securities:
Taxable	1,386,251	2,198,599	5,270,385	5,963,971
Exempt from federal income taxes	385,827	261,422	977,816	784,105
Other	36,592	66,377	160,682	130,313
Total Interest income	4,703,175	5,873,569	15,043,966	17,355,985

INTEREST EXPENSE:
Interest on deposits	827,614	1,241,810	2,750,275	3,878,780
Interest on short-term borrowings	-	10,556	-	29,651
Interest on long-term borrowings	734,144	740,032	2,178,499	1,818,790
Total Interest expense	1,561,758	1,992,398	4,928,774	5,727,221

NET INTEREST INCOME	3,141,417	3,881,171	10,115,192	11,628,764
PROVISION FOR LOAN LOSSES	-	96,000	-	298,030

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,141,417	3,785,171	10,115,192	11,330,734

OTHER OPERATING INCOME:
Asset management and trust income	162,249	144,448	513,174	415,466
Service charges on deposit accounts	236,570	186,899	639,644	541,227
Other service charges and fees	127,644	150,067	458,026	546,564
Commissions and fees from insurance sales	204,235	46,299	689,207	76,278
Income from investment in life insurance	122,208	147,948	420,384	323,514
Gain from sale of branch	-	469,782	-	469,782
Other income	128,894	93,172	265,762	252,904
Total other operating income	981,800	1,238,615	2,986,197	2,625,735

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,619,603	1,442,185	4,588,992	4,268,174
Net occupancy	169,808	169,018	540,128	473,285
Furniture and equipment	174,913	176,254	523,426	527,009
Pennsylvania shares tax	126,813	115,807	373,101	340,602
Other expenses	1,015,755	912,700	3,214,698	2,561,806
Total other operating expenses	3,106,892	2,815,964	9,240,345	8,170,876

INCOME BEFORE INCOME TAXES	1,016,325	2,207,822	3,861,044	5,785,593
Income tax expense	146,475	477,700	743,885	1,462,700

Net income	$ 869,850	$ 1,730,122	$ 3,117,159	$ 4,322,893

Average Shares Outstanding	3,436,539	3,425,348	3,445,324	3,425,348

Earnings Per Share	$ 0.25	$ 0.50	$ 0.90	$ 1.26